Progress Energy Announces 2005 Third-Quarter Results

Third-Quarter 2005 Highlights:

o o o o	Reports quarterly ongoing earnings of $1.44 per share, GAAP earnings of $1.82 per share

Increased quarterly ongoing earnings by $0.48 per share, or 50 percent, over last year

Added 69,000 new customers during the last 12 months

Reaffirms 2005 ongoing earnings guidance of $2.90 - $3.20 per share

RALEIGH, N.C. (October 27, 2005) – Progress Energy [NYSE: PGN] announced today that third-quarter ongoing earnings increased to $359 million, or $1.44 per share, up from $234 million, or $0.96 per share, for the same period last year. Third-quarter net income determined in accordance with generally accepted accounting principles (GAAP) increased to $450 million, or $1.82 per share, up from $303 million, or $1.25 per share, for the same period last year. See the tables later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.

“The fundamentals of our regulated utilities continue to show strength and provide solid earnings,” said Bob McGehee, chairman and CEO of Progress Energy. “With the addition of over 69,000 new customers during the last 12 months and the successful implementation of our cost management initiative, we have solid future growth prospects at the utilities.”

“The results at the unregulated core businesses and synthetic fuel operations are in line with our expectations,” McGehee said. “Based on the results so far this year, we are reaffirming our 2005 ongoing earnings guidance of $2.90 to $3.20 per share.”

Core ongoing earnings, which include the results of Progress Energy Carolinas, Progress Energy Florida and Progress Ventures, excluding synthetic fuels, were $1.15 per share for the quarter compared to $1.20 per share for the same period last year. Higher retail electric margins during the quarter contributed to earnings growth at the regulated utilities, which were partially offset by higher O&M expenses. Lower margins at the competitive commercial operations and the loss of net income from certain gas divestitures in 2004 contributed to a decline in earnings for the unregulated core businesses.

Non-core earnings from synthetic fuel operations increased to $0.29 per share for the quarter, up from a net loss of $0.24 per share for the same period last year, primarily due to the recognition of 2004 tax credits and higher synthetic fuel sales.

For the nine months ended Sept. 30, 2005, ongoing earnings increased to $639 million, or $2.59 per share, up from $564 million, or $2.32 per share, for the same period last year. Reported GAAP net income was $542 million, or $2.20 per share, compared with $565 million, or $2.33 per share, for the nine months ended Sept. 30, 2005 and 2004, respectively.

The 2005 ongoing earnings guidance of $2.90 to $3.20 per share excludes any impacts from the CVO mark-to-market adjustment, discontinued operations of Progress Rail and other subsidiaries, and the postretirement and severance charges associated with the cost-management initiative and voluntary enhanced retirement program. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2005 earnings guidance figures due to the uncertain nature and amount of these adjustments. The nature of these adjustments is discussed under the heading “Ongoing Earnings Adjustments.”

SIGNIFICANT DEVELOPMENTS

o o o o o o o o o	Received regulatory approval of Progress Energy Florida's rate settlement agreement, which is effective from Jan. 1, 2006, through the end of 2009; the agreement provides an increase in base rates upon completion of the Hines 4 unit and continues the revenue-sharing provision at higher revenue levels.
Filed supplemental information to revise Progress Energy Florida's fuel rate increase to $600 million, due to actual fuel costs incurred through September of this year and projected fuel costs for the remainder of 2005 and
2006; if approved, rates would be effective Jan. 1, 2006.
Received regulatory approval to increase the fuel factor for Progress Energy Carolinas' North Carolina customers by approximately $138 million; the new fuel rates became effective on Oct. 1, 2005.
Completed a 38-day refueling and maintenance outage at the Robinson nuclear power plant that included replacing the unit's reactor vessel head. Prior to entering the outage, the unit experienced an exceptional operating run in excess of 474 days.
Filed a brief with the IRS National Office requesting technical advice on whether the Earthco synthetic fuel facilities were placed in service prior to July 1, 1998; refer to the Form 8-K filed Oct. 11, 2005, for further discussion of this issue.
Informed the Nuclear Regulatory Commission of Progress Energy's plans to submit a combined construction and operating license for a new nuclear power plant.
Announced intent to convert Progress Energy Florida's Bartow plant from heavy oil to natural gas; the estimated $435 million project, pending approvals and permitting, will increase output by approximately 600 megawatts and reduce air emissions.
Renewed Progress Energy Florida's franchise agreements with the cities of Edgewood and Maitland.
Was named to the Dow Jones Sustainability North America and U.S. indices, which list companies that lead their industries in managing economic, environmental and social issues.

        The complete press releases regarding these and other announcements are available on the company’s Web site at: http://www.progress-energy.com/aboutus/news/index.asp.

THIRD-QUARTER 2005 BUSINESS HIGHLIGHTS

Progress Energy Carolinas

o o o o o	Increased GAAP net income at electric energy operations to $184 million, up from $175 million last year.
Reported higher retail electric margins due to favorable weather, growth and usage.
Set two consecutive records for all-time peak usage.
Added 29,000 new customers during the last 12 months.
Incurred higher O&M expenses primarily due to nuclear plant outages, the change in accounting estimates for certain outage and emergency work, and increased pension and benefit costs.

Progress Energy Florida

o o o o o	Increased GAAP net income at electric energy operations to $151 million, up from $140 million last year.
Reported higher retail electric margins, net of revenue-sharing, due to favorable weather, growth and usage.
Set five records for peak summer usage.
Added 40,000 new customers during the last 12 months.
Incurred higher O&M expenses primarily due to certain planned projects deferred during 2004 as a result of hurricane restoration efforts, the change in accounting estimates for certain outage and emergency work, and increased pension and benefit costs.

See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Ventures, excluding synthetic fuels

o o o o o	Reported GAAP net income of $5 million compared with $34 million last year.
Increased natural gas production at the East Texas and Louisiana properties, which exclude the North Texas divestiture in 2004.
Realized higher natural gas and coal prices.
Reported lower margins at competitive commercial operations primarily due to the expiration of certain tolling agreements at the end of 2004, higher fuel and purchased power costs and unrealized mark-to-market losses.
Incurred lower interest expenses due to the termination of the variable rate financing agreement in 2004 and lower selling, general and administrative expenses.

Corporate and Other Businesses

o o	Improved corporate ongoing operating losses to $52 million for the quarter, down from $57 million last year, due primarily to tax adjustments in the third quarter of 2004.
Increased other businesses' GAAP net income to $2 million for the quarter, up from a GAAP net loss of $2 million last year.

Synthetic Fuels

o o o o	Increased GAAP net income to $71 million, up from a GAAP net loss of $57 million last year.
Increased synthetic fuel sales to 3.0 million tons of synthetic fuel, up from 2.1 million tons last year.
Recognized approximately $27 million of 2004 tax credits as a result of finalizing the 2004 federal tax return during the quarter.
Reversed approximately $79 million of 2004 synthetic fuel tax credits during the third quarter of last year, due to the impact of the 2004 hurricanes on the company's projected tax liability.

IMPACT OF CRUDE OIL PRICES

Despite rising crude oil prices during the year, the company currently does not anticipate any reduction in the amount of 2005 synthetic fuel tax credits due to the phase-out provision specified in Section 29 of the Internal Revenue Code. However, given the volatility in current oil prices and the uncertainty surrounding future oil prices, we are unable to provide synthetic fuel production estimates for 2006. We will continue to monitor oil prices and may adjust or discontinue production based on actual and predicted oil prices during 2006. Should oil prices remain at the current levels for all of 2006, it is unlikely we would produce any synthetic fuel next year. See our most recent Form 10-K and Form 10-Q filings with the SEC for more information regarding the Section 29 phase-out provision and oil price uncertainties.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
Three months ended September 30

		2005			2004*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$1.15	$0.29	$1.44	$1.20	$(0.24)	$0.96
Intraperiod tax allocation	0.37	—	0.37	0.16	—	0.16
CVO mark-to-market	0.02	—	0.02	0.08	—	0.08
Progress Rail discontinued operations	—	—	—	0.05	—	0.05
Postretirement and severance charges	(0.01)	—	(0.01)	—	—	—

Reported GAAP earnings per share	$1.53	$0.29	$1.82	$1.49	$(0.24)	$1.25

Shares outstanding (millions)			248			243

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
Nine months ended September 30

		2005			2004*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$2.21	$0.38	$2.59	$2.26	$0.06	$2.32
Intraperiod tax allocation	0.11	—	0.11	(0.02)	—	(0.02)
CVO mark-to-market	0.02	—	0.02	0.03	—	0.03
Progress Rail discontinued operations	(0.08)	—	(0.08)	0.12	—	0.12
Postretirement and severance charges	(0.44)	—	(0.44)	—	—	—
SRS litigation settlement	—	—	—	(0.12)	—	(0.12)

Reported GAAP earnings per share	$1.82	$0.38	$2.20	$2.27	$0.06	$2.33

Shares outstanding (millions)			246			242

* The prior year ongoing earnings have been restated to reflect the operations of Progress Rail as discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.37 for the quarter and by $0.16 for the same period last year, but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.02 during the quarter and increased earnings per share by $0.08 for the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment a component of ongoing earnings.

Progress Rail Discontinued Operations

The sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC closed on March 24, 2005, and the net proceeds were used to pay down debt. Progress Rail had a discontinued loss of $1 million for the quarter compared with discontinued earnings of $11 million in the prior year. The current quarter’s results include an additional after-tax loss on the sale due to working capital adjustments.

For the nine months ended Sept. 30, 2005, Progress Rail had a discontinued loss of $20 million compared with discontinued earnings of $27 million in the prior year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Cost-Management Restructuring Charge

On February 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions. In connection with the cost-management initiative, the company incurred approximately $180 million of estimated pre-tax charges. Approximately $18 million of this amount relates to estimated future payments for severance benefits that will be paid out over time. Approximately $159 million relates to postretirement and termination benefits that will be paid out over time to the 1,450 eligible employees who elected to participate in the voluntary enhanced retirement program. The cost-management initiative charges are subject to revision in future quarters based on the completion of the workforce restructuring and the potential additional impacts that the early retirements and outplacements may have on the company’s postretirement plans. Such revisions may be significant and management is unable to predict the final financial impact. In addition, the company incurred approximately $3 million of certain incremental costs other than severance and postretirement benefits for recruiting and staff augmentation activities during the quarter. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

SRS Litigation Settlement

In June 2004, SRS, a subsidiary of the company, reached a settlement agreement in a civil suit with the San Francisco Unified School District. As a result, the company recorded a charge of approximately $29 million after-tax in the second quarter 2004. Management does not believe this settlement charge is indicative of ongoing operations of the company.

_________________

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Oct. 27, 2005, at 10 a.m. ET (7 a.m. PT) and will be hosted by Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-312-1295, confirmation code 3499603. If you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET Oct. 27 through midnight Nov. 10, 2005. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 3499603.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2600, confirmation code 5218469.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction and broadband capacity. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of transmission organizations; weather conditions that directly influence the demand for electricity; the timing of recovery of the costs associated with the four hurricanes that impacted our service territory in 2004 or the ability to recover through the regulatory process other significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and the businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us; the impact of derivative contracts used in the normal course of business by us; investment performance of pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve its cost management targets for 2007; the availability and use of Internal Revenue Code Section 29 (Section 29) tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuel businesses; the impact to our financial condition and performance in the event it is determined we are not entitled to previously taken Section 29 tax credits; the impact of proposed accounting pronouncements regarding uncertain tax positions; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history of such plants; our ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the effect each such factor will have on us.

_________________

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
September 30, 2005

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months ended September 30				Nine months ended September 30
(in millions except per share data)	2005		2004		2005		2004
Operating revenues
Utility	$2,412		$2,043		$5,963		$5,449
Diversified business	685		427		1,665		1,150

Total operating revenues	3,097		2,470		7,628		6,599

Operating expenses
Utility
Fuel used in electric generation	633		556		1,712		1,517
Purchased power	424		269		839		671
Operation and maintenance	408		324		1,357		1,059
Depreciation and amortization	232		213		647		622
Taxes other than on income	131		114		356		328
Other	1		—		(24)		—
Diversified business
Cost of sales	662		350		1,596		1,049
Depreciation and amortization	46		47		128		130
Other	23		34		86		95

Total operating expenses	2,560		1,907		6,697		5,471

Operating income	537		563		931		1,128

Other income
Interest income	3		3		11		9
Other, net	10		28		6		3

Total other income	13		31		17		12

Interest charges
Net interest charges	165		156		499		474
Allowance for borrowed funds used during construction	(3)		(2)		(10)		(5)

Total interest charges, net	162		154		489		469

Income from continuing operations before income tax and
minority interest	388		440		459		671
Income tax (benefit) expense	(55)		154		(78)		140

Income from continuing operations before minority interest	443		286		537		531
Minority interest in subsidiaries' loss, net of tax	7		6		24		6

Income from continuing operations	450		292		561		537
Discontinued operations, net of tax	(1)		11		(20)		28

Income before cumulative effect of change in accounting principle	449		303		541		565
Cumulative effect of change in accounting principle, net of tax	1		—		1		—

Net income	$450		$303		$542		$565

Average common shares outstanding - basic	248		243		246		242

Basic earnings per common share
Income from continuing operations		$1.82		$1.20		$2.28		$2.21
Discontinued operations, net of tax	—			0.05		(0.08)		0.12
Net income		$1.82		$1.25		$2.20		$2.33

Diluted earnings per common share
Income from continuing operations		$1.81		$1.19		$2.28		$2.20
Discontinued operations, net of tax	—			0.05		(0.08)		0.12
Net income		$1.81		$1.24		$2.20		$2.32

Dividends declared per common share		$0.590		$0.575		$1.770		$1.725

This financial information should be read in conjunction with the Company's Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions) ASSETS	September 30 2005	December 31 2004
Utility plant
Utility plant in service	$ 22,450	$ 22,103
Accumulated depreciation	(9,447)	(8,783)

Utility plant in service, net	13,003	13,320
Held for future use	14	13
Construction work in process	1,068	799
Nuclear fuel, net of amortization	237	231

Total utility plant, net	14,322	14,363

Current Assets
Cash and cash equivalents	205	56
Short-term investments	—	82
Receivables, net	1,200	911
Inventory	802	805
Deferred fuel cost	535	229
Deferred income taxes	45	114
Assets of discontinued operations	—	577
Prepayments and other current assets	404	174

Total current assets	3,191	2,948

Deferred debits and other assets
Regulatory assets	1,082	1,064
Nuclear decommissioning trust funds	1,115	1,044
Diversified business property, net	1,924	1,838
Miscellaneous other property and investments	489	444
Goodwill	3,719	3,719
Intangibles, net	310	337
Other assets and deferred debits	386	262

Total deferred debits and other assets	9,025	8,708

Total assets	$ 26,538	$ 26,019

CAPITALIZATION AND LIABILITIES

Common stock equity
Common stock without par value, 500 million shares authorized,
252 and 247 million shares issued and outstanding, respectively	$ 5,548	$ 5,360
Unearned restricted shares	—	(13)
Unearned ESOP shares	(63)	(76)
Accumulated other comprehensive loss	(212)	(164)
Retained earnings	2,630	2,526

Total common stock equity	7,903	7,633

Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	41	36
Long-term debt, affiliate	270	270
Long-term debt, net	8,989	9,251

Total capitalization	17,296	17,283

Current Liabilities
Current portion of long-term debt	852	349
Accounts payable and accrued liabilities	684	630
Interest accrued	166	219
Dividends declared	148	145
Short-term obligations	517	684
Customer deposits	195	180
Liabilities of discontinued operations	—	152
Other current liabilities	845	703

Total current liabilities	3,407	3,062

Deferred credits and other liabilities
Noncurrent income tax liabilities	399	625
Accumulated deferred investment tax credits	166	176
Regulatory liabilities	2,600	2,654
Asset retirement obligations	1,248	1,282
Accrued pension and other liabilities	1,045	634
Other liabilities and deferred credits	377	303

Total deferred credits and other liabilities	5,835	5,674

Commitments and contingencies

Total capitalization and liabilities	$ 26,538	$ 26,019

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) Nine months ended September 30,	2005	2004
Operating activities
Net income	$ 542	$ 565
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net of tax	20	(28)
Cumulative effect of changes in accounting principles	(1)	—
Charges for voluntary enhanced retirement program	159	—
Depreciation and amortization	863	844
Deferred income taxes	(145)	129
Investment tax credit	(10)	(11)
Tax levelization	(27)	6
Deferred fuel credit	(276)	(65)
Other adjustments to net income	105	56
Cash provided (used) by changes in operating assets and liabilities:
Receivables	(266)	(51)
Inventory	(95)	(44)
Prepayments and other current assets	(72)	(94)
Accounts payable	183	24
Other current liabilities	3	(16)
Regulatory assets and liabilities	(50)	(73)
Other	2	25

Net cash provided by operating activities	935	1,267

Investing activities
Gross utility property additions	(772)	(691)
Diversified business property additions	(167)	(140)
Nuclear fuel additions	(98)	(63)
Proceeds from sales of subsidiaries and other investments, net of cash divested	459	112
Purchases of short-term investments	(2,865)	(816)
Proceeds from sales of short-term investments	2,947	1,042
Other	(59)	(43)

Net cash used in investing activities	(555)	(599)

Financing activities
Issuance of common stock	193	59
Issuance of long-term debt	792	1
Net (decrease) increase in short-term indebtedness	(167)	664
Retirement of long-term debt	(562)	(905)
Dividends paid on common stock	(435)	(418)
Other	(22)	(48)

Net cash used in financing activities	(201)	(647)

Cash (used) provided by discontinued operations
Operating activities	(26)	16
Investing activities	(4)	(16)
Financing activities	—	—
Net increase in cash and cash equivalents	149	21
Cash and cash equivalents at beginning of period	56	35

Cash and cash equivalents at end of the period	$ 205	$ 56

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited

Progress Energy, Inc.
Earnings Variances
Third Quarter 2005 vs. 2004

	Regulated	Utilities
($ per share)	Carolinas	Florida	Fuels, excluding synthetic fuels	CCO	Corporate and Other Businesses	Core Business		Synthetic fuels		Consolidated
2004 GAAP earnings
Intraperiod tax allocation
CVO mark-to-market
Rail discontinued operations

2004 ongoing earnings

Weather - retail
Other retail - growth and usage
Retail revenue sharing
Wholesale
Other margin

O&M

Utility depreciation and amortization

Interest charges

Net diversified business

Income taxes

Share dilution

2005 ongoing earnings

Intraperiod tax allocation
CVO mark-to-market
Rail discontinued operations
Postretirement and severance charges

2005 GAAP earnings
	0.72 ------- 0.72 ------- 0.13 0.02 (0.01) (0.01) (0.09) 0.02 (0.03) 0.03 (0.02) ------- 0.76 ------- (0.01) ------- 0.75 -------	0.58 ------- 0.58 ------- 0.06 0.05 (0.02) (0.08) (0.01) ------- 0.58 ------- 0.03 (0.01) ------- 0.60 -------	0.08 ------- 0.08 ------- (0.01) ------- 0.07 ------- ------- 0.07 -------	0.06 ------- 0.06 ------- 0.01 (0.12) ------- (0.05) ------- ------- (0.05) -------	0.05 (0.16) (0.08) (0.05) ------- (0.24) ------- (0.01) 0.01 0.03 ------- (0.21) ------- 0.35 0.02 - - ------- 0.16 -------	1.49 (0.16) (0.08) (0.05) ------ 1.20 ------ 0.19 0.07 (0.02) (0.01) (0.01) (0.17) 0.02 (0.03) (0.12) 0.06 (0.03) ------ 1.15 ------ 0.37 0.02 - (0.01) ------ 1.53 ------	A B C E F G H I J K L N A B D	(0.24) ------- (0.24) ------- 0.53 ------- 0.29 ------- ------- 0.29 -------	M	1.25 (0.16) (0.08) (0.05) ------- 0.96 ------- 0.19 0.07 (0.02) (0.01) (0.01) (0.17) 0.02 (0.03) 0.41 0.06 (0.03) ------- 1.44 ------- 0.37 0.02 - (0.01) ------- 1.82 -------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A - B - C - D - E - F - G - H - I - J - K - L - M - N -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
Impact of change in market value of outstanding CVOs.
Sale of Progress Rail to One Equity Partnership LLC which was finalized on March 24, 2005.
Postretirement and severance costs true-ups recorded in the third quarter of 2005 associated with the previously announced cost management initiative and voluntary enhanced retirement program.
Florida - Growth and usage for the prior quarter was negatively impacted by $0.03 of lost revenue due to 2004 storms.
Provision for rate refund higher because revenue sharing threshold exceeded due to favorable weather in current quarter.
Carolinas wholesale margin has decrease primarily due to increased fuel costs.
Carolinas other margin decreased primarily due to increased non-recoverable purchased power costs.
Carolinas - O&M increased primarily due to nuclear outages in 2005, higher pension and benefit expenses, the impact of the change in accounting estimates for certain Energy Delivery capital costs and higher SO2 emission allowance expenses primarily due to rising prices partially offset by lower 2005 storm costs.

Florida - O&M increased primarily due to the change in accounting estimates for certain Energy Delivery capital costs, prior year project delays due to 2004 hurricanes, the timing of outages and increased pension and benefit costs.
Carolinas - Depreciation & amortization decreased primarily due to lower depreciation rates partially offset by higher Clean Air Amortization.
Carolinas - Increased interest charges primarily due to interest expense related to adjustments of certain tax matters, higher variable interest rates on pollution control bonds and increased short term borrowings.
CCO - Decreased primarily due to a decrease in tolling contract revenue from tolling contracts that expired on 12/31/04, decreased margins on the Georgia contracts from increased gas and power prices and unrealized mark-to-market losses.
Synthetic Fuels - Increased primarily due to higher synthetic fuel sales reversal of $79 million in tax credits in the prior quarter as a result of hurricane costs, and recording $27 million of tax credits in the current quarter that had not been previously recognized.
Carolinas - Primarily due to a benefit related to the current year adjustments for prior year returns.
Corporate - Increase is due to additional tax expenses recorded in the third quarter of 2004 related to adjustments for the impact of hurricanes and recording a reserve related to identified state tax deficiencies.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited

Progress Energy, Inc.
Earnings Variances
Year-to-Date 2005 vs. 2004

	Regulated	Utilities
($ per share)	Carolinas	Florida	Fuels, excluding synthetic fuels	CCO	Corporate and Other Businesses	Core Business		Synthetic fuels		Consolidated
2004 GAAP earnings
Intraperiod tax allocation
CVO mark-to-market
Rail discontinued operations
SRS Litigation Settlement

2004 ongoing earnings

Weather - retail
Other retail - growth and usage
Wholesale

O&M

Utility depreciation and amortization

Gain on sale of asset

Other

Interest charges

Net diversified business

Income taxes

Share dilution

2005 ongoing earnings

Intraperiod tax allocation
CVO mark-to-market
Rail discontinued operations
Postretirement and severance charges

2005 GAAP earnings	1.60 ------- 1.60 ------- 0.01 0.09 (0.06) 0.01 0.01 (0.04) 0.08 (0.03) ------- 1.67 ------- (0.02) (0.15) ------- 1.50 -------	1.13 ------- 1.13 ------- 0.04 0.04 0.04 (0.15) 0.06 (0.02) (0.02) (0.02) ------- 1.10 ------- - (0.27) ------- 0.83 -------	0.19 ------- 0.19 ------- (0.01) ------- 0.18 ------- (0.01) ------- 0.17 -------	0.05 ------- 0.05 ------- 0.02 (0.15) ------- (0.08) ------- (0.01) ------- (0.09) -------	(0.70) 0.02 (0.03) (0.12) 0.12 ------- (0.71) ------- (0.02) 0.02 0.04 0.01 ------- (0.66) ------- 0.13 0.02 (0.08) - ------- (0.59) -------	2.27 0.02 (0.03) (0.12) 0.12 ------ 2.26 ------ 0.05 0.13 0.04 (0.21) 0.01 0.06 (0.01) (0.06) (0.14) 0.12 (0.04) ------ 2.21 ------ 0.11 0.02 (0.08) (0.44) ------ 1.82 ------	A B C D F G H I J K M A B C E	0.06 ------- 0.06 ------- 0.32 ------- 0.38 ------- ------- 0.38 -------	L	2.33 0.02 (0.03) (0.12) 0.12 ------- 2.32 ------- 0.05 0.13 0.04 (0.21) 0.01 0.06 (0.01) (0.06) 0.18 0.12 (0.04) ------- 2.59 ------- 0.11 0.02 (0.08) (0.44) ------- 2.20 -------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A - B - C - D - E - F - G - H - I - J - K - L - M -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
Impact of change in market value of outstanding CVOs.
Sale of Progress Rail to One Equity Partnership LLC which was finalized on March 24, 2005.
Impact of SRS litigation settlement reached in civil proceedings announced June 30, 2004.
Postretirement and severance costs recorded in 2005 associated with the previously announced cost management initiative and voluntary enhanced retirement program.
Florida - Growth and usage for the prior year was negatively impacted by $0.03 of lost revenue due to storms during the third quarter of 2004.
Florida - Increased primarily due to new contracts.
Carolinas - O&M increased primarily due to the impact of the change in accounting estimates for certain Energy Delivery capital costs, higher pension and benefits expenses and higher SO2 emission allowance expenses primarily due to rising prices. These were partially offset by the reduction in storm costs and lower business unit spending due to an additional nuclear outage in 2004.
Florida - O&M increased primarily due to the change in accounting estimates for certain Energy Delivery capital costs, the $17M (pre-tax)
write-off of major storm restoration costs as a result of the FPSC's storm cost recovery ruling, an increase in the workers' compensation accrual and higher pension and benefit expenses.
Florida - Gain on sale of assets increased due to the $24M (pre-tax) gain on the sale of the City of Winter Park, FL distribution system in June 2005.
Carolinas - Increased interest charges primarily due to interest expense related to adjustments of certain tax matters, higher variable interest rates on pollution control bonds, and increased short term borrowings.
Florida - Higher interest rates on commercial paper and higher balances.
CCO - Decreased interest expense due to termination of the variable rate project financing in December 2004.
Corporate - Increased interest charges primarily due to higher interest rates on commercial paper and additional expenses on draw downs under RCA agreements.
CCO - Decreased primarily due to lower margins as a result of the expiration of certain tolling agreements and decreased margins on Georgia contracts due to higher fuel costs and unrealized mark-to-market losses.
Synthetic Fuels - Increased primarily due to reversal of $79 million in tax credits in the prior quarter as a result of hurricane costs and recording
$10 million of tax credits in the current quarter that had not been previously recognized partially offset by higher operating costs.
Carolinas - lower income taxes primarily due to the tax benefit related to the write off of a regulatory liability related to income taxes, a benefit due to the current year true ups for prior year returns and a credit adjustment related to the settlement of the SC audit.
Corporate - Increase is due to additional tax expenses recorded in the third quarter of 2004 related to adjustments for the impact of hurricanes and recording a reserve related to identified state tax deficiencies.

Progress Energy, Inc.
SUPPLEMENTAL DATA — Page S-3
Unaudited

	Three Months Ended Sept 30, 2005			Three Months Ended Sept 30, 2004			Percentage Change From Sept 30, 2004
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Operating Revenues (in millions)
Retail
Residential	$ 453	$ 660	$ 1,113	$ 387	$ 554	$ 941	17.1%		19.1%
Commercial	281	283	564	256	242	498	9.8		16.9
Industrial	199	77	276	188	64	252	5.9		20.3
Other retail	26	68	94	24	56	80	8.3		21.4
Provision for retail revenue sharing	—	(2)	(2)	—	5	5	—		—

Total Retail	$ 959	$ 1,086	$ 2,045	$ 855	$ 921	$ 1,776	12.2		17.9
Unbilled	(17)	8	(9)	(11)	(5)	(16)	—		—
Wholesale	218	96	314	146	79	225	49.3		21.5
Miscellaneous revenue	25	37	62	24	34	58	4.2		8.8

Total Electric	$ 1,185	$ 1,227	$ 2,412	$ 1,014	$ 1,029	$ 2,043	16.9%		19.2%

Energy Sales (millions of kWh)
Retail
Residential	5,058	6,554	11,612	4,405	5,981	10,386	14.8%		9.6%
Commercial	4,008	3,551	7,559	3,752	3,334	7,086	6.8		6.5
Industrial	3,481	1,112	4,593	3,550	1,014	4,564	(1.9)		9.7
Other retail	421	897	1,318	414	818	1,232	1.7		9.7

Total Retail	12,968	12,114	25,082	12,121	11,147	23,268	7.0		8.7
Unbilled	(516)	195	(321)	(300)	(146)	(446)	—		—
Wholesale	4,356	1,408	5,764	3,244	1,394	4,638	34.3		1.0

Total Electric	16,808	13,717	30,525	15,065	12,395	27,460	11.6%		10.7%

Energy Supply (millions of kWh)
Generated -steam	8,397	6,398	14,795	7,037	6,250	13,287
nuclear	5,997	1,707	7,704	6,395	1,606	8,001
hydro	172	—	172	198	—	198
combustion turbines/combined cycle	1,299	3,267	4,566	814	2,684	3,498
Purchased	1,661	3,080	4,741	1,198	2,604	3,802

Total Energy Supply (Company Share)	17,526	14,452	31,978	15,642	13,144	28,786

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	—	—		8	—		(100	.0)%	-%
- Normal	17	—		17	—
Cooling Degree Days - Actual	1,271	2,651		953	2,231		33.4%		18.8%
- Normal	1,053	2,296		1,054	2,299

Impact of retail weather to normal on EPS	$ 0.08	$ 0.05	$ 0.13	$ (0.04)	$ (0.01)	$ (0.05)

	Nine Months Ended Sept 30, 2005			Nine Months Ended Sept 30, 2004			Percentage Change From Sept 30, 2004
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida
Operating Revenues (in millions)
Retail
Residential	$ 1,099	$ 1,522	$ 2,621	$ 1,041	$ 1,378	$ 2,419	5.6%		10.4%
Commercial	709	711	1,420	677	637	1,314	4.7		11.6
Industrial	512	211	723	496	192	688	3.2		9.9
Other retail	64	178	242	62	155	217	3.2		14.8
Provision for retail revenue sharing	—	(3)	(3)	—	(2)	(2)	—		—

Total Retail	$ 2,384	$ 2,619	$ 5,003	$ 2,276	$ 2,360	$ 4,636	4.7		11.0
Unbilled	(20)	22	2	(9)	13	4	—		—
Wholesale	546	237	783	441	199	640	23.8		19.1
Miscellaneous revenue	70	105	175	68	101	169	2.9		4.0

Total Electric	$ 2,980	$ 2,983	$ 5,963	$ 2,776	$ 2,673	$ 5,449	7.3%		11.6%

Energy Sales (millions of kWh)
Retail
Residential	13,015	15,242	28,257	12,671	14,777	27,448	2.7%		3.1%
Commercial	10,175	9,010	19,185	9,982	8,766	18,748	1.9		2.8
Industrial	9,641	3,093	12,734	9,823	3,088	12,911	(1.9)		0.2
Other retail	1,063	2,368	3,431	1,096	2,241	3,337	(3.0)		5.7

Total Retail	33,894	29,713	63,607	33,572	28,872	62,444	1.0		2.9
Unbilled	(583)	520	(63)	(280)	509	229	—		—
Wholesale	11,635	4,063	15,698	10,148	3,809	13,957	14.7		6.7

Total Electric	44,946	34,296	79,242	43,440	33,190	76,630	3.5%		3.3%

Energy Supply (millions of kWh)
Generated -steam	22,209	16,495	38,704	22,164	16,938	39,102
nuclear	18,072	5,028	23,100	17,740	4,972	22,712
hydro	612	—	612	563	—	563
combustion turbines/combined cycle	2,190	7,133	9,323	1,713	6,218	7,931
Purchased	3,765	7,667	11,432	3,002	7,097	10,099

Total Energy Supply (Company Share)	46,848	36,323	83,171	45,182	35,225	80,407

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,969	316		2,064	385		(4	.6)%	(17	.9)%
- Normal	1,920	382		1,909	385
Cooling Degree Days - Actual	1,687	3,709		1,610	3,321		4.8%		11.7%
- Normal	1,607	3,468		1,598	3,471
Impact of retail weather to normal on EPS	$ 0.05	$ 0.02	$ 0.07	$ 0.04	$ (0.02)	$ 0.02

Progress Energy, Inc.
SUPPLEMENTAL DATA – Page S-4
Unaudited

Financial Statistics	September 2005	30 2004
Return on average common stock equity (12 months ended)	9.5%	8.7%
Book capital per common share	$ 31.85	$ 31.57
Capitalization
Common stock equity	42.3%	41.7%
Preferred stock of subsidiary and minority interst	0.7	0.7
Total debt	57.0	57.6

Total Capitalization	100.0%	100.0%

ONGOING EARNINGS BY BUSINESS LINE

The following table provides an update to Progress Energy’s 2005 projected ongoing earnings through the third quarter of 2005.

($ in millions)	March 2005 Forecast	YTD 9/30/05 Ongoing Earnings
Core:
Utilities	$ 805	$ 682
Progress Ventures	45	25
Corporate Costs and Other Diversified	(225)	(160)

Core Ongoing Earnings*	625	546
Non-Core:
Synthetic Fuels	125	93

Total Ongoing Earnings*	$ 750	$ 639

Intraperiod tax allocation		27
CVO mark-to-market		4
Progress Rail Discontinued operations		(20)
Postretirement and severance charges		(109)
Cumulative effect of changes in accounting principles		1

Reported GAAP Earnings*		$ 543

* Totals may not foot due to rounding

2005 Impact of Postretirement and Severance Charges

($ in millions, after tax)	Three months ended September 30, 2005 Impact		Nine months ended September 30, 2005 Impact
Line of Business	Pre-tax	After-tax	Pre-tax	After-tax
Progress Energy Carolinas	$1	$1	$ 62	$ 37
Progress Energy Florida	$3	$2	$110	$ 66
Fuels	—	—	$ 6	$ 4
Competitive Commercial Operations	—	—	$ 2	$ 1
Corporate and Other	—	—	$ 1	$ 1

Total*	$4	$3	$180	$109

*Totals may not foot due to rounding